Exhibit 99.1

Moleculin MIRACLE Trial Delivers 40% Preliminary Blinded CRc Rate (n=30)

Preliminary blinded CR rate 67% improvement over historical cytarabine response

Roughly 35% of the subjects treated to date represent ventoclax regimen failures

First 45 treated subjects on track for Q1 2026 milestone with unblinding thereafter – treated 35 subjects to date with another 11 identified

Continued absence of cardiotoxicity and high efficacy expected to position Annamycin as a “significant advancement” in AML treatment

HOUSTON, February 18, 2026 — Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), today is approaching the first unblinding of data in its pivotal Phase 2B/3 “MIRACLE” study of Annamycin in combination with cytarabine for the treatment of adult patients with acute myeloid leukemia (AML) who are refractory to or relapsed (R/R) after induction therapy (R/R AML), having treated 35 subjects to date with another 11 in screening or identified. Additional subjects continue to be identified by site investigators. The targeted number for the first unblinding of data is 45 subjects with the Company believing it is on track to treat the 45th subject in Q1 2026 with unblinding of data thereafter. This update is as of February 10, 2026, as treatment, identification and recruitment are ongoing.

Additionally, the Company reports a preliminary composite complete remission (CRc) rate of 40% in the MIRACLE trial’s first 30 subjects treated and with blinded, preliminary efficacy data. This CRc rate is comprised of a complete remission (CR) rate of 30% and complete remission with partial hematological recovery (CRh) of 10%.

“The blinded efficacy rates we’re seeing in MIRACLE are exceptionally encouraging,” said Walter Klemp, Chairman and CEO of Moleculin. “And, of course, this includes the control arm of cytarabine plus placebo, which suggests that the Annamycin results should be better. Even with the control arm included, these preliminary, blinded results substantially outperform historical outcomes for CR with cytarabine alone and reinforce our expectations of what Annamycin can become in the treatment of R/R AML. Of particular note is that roughly 35% of the subjects treated to date are relapsed or refractory (R/R) from a venetoclax regimen, a subject population that is generally considered among the most challenging to address with 2nd line therapies. With the first unblinding now clearly in sight, we are entering what we believe is a transformational period for the Company.”

Dr. Mohamad Cherry, a prominent thought leader in hematological oncology, remarked, “Seeing blinded efficacy rates at this level in the MIRACLE trial is encouraging for the trial’s overall robustness and suggests a hopeful clinical future for Annamycin as a non-cardiotoxic anthracycline. This could mark a significant advancement in the treatment landscape for relapsed/refractory AML.”

“In another encouraging sign, the subjects treated to date presented with a high degree of genetic markers that are considered predictive of poor treatment response, which makes these results even more impressive. The efficacy rates, observed across six countries to date in MIRACLE, form the basis of our optimism for our outlook in 2026,” Mr. Klemp continued. “Our current blinded CR rate is 67% in excess of the historical response rates seen in two recent HiDAC trials with cytarabine alone, which were around 17-18% CR, and also 50% greater than the median CR rate used for approval of all currently prescribed therapies for second line AML patients. What’s more, when you factor in that we estimate that one third of the subjects treated so far did not receive Annamycin, we believe it is likely that Annamycin is performing at or near the impressive level we saw in our last Phase 2 trial. Coupling this with the recently released safety data from 90 total subjects in prior clinical trials demonstrating Annamycin’s lack of cardiotoxicity, we believe Annamycin has the potential to offer a new avenue for patients battling this challenging disease. We are looking forward to the upcoming significant milestone for the Company and the MIRACLE trial of the unblinding of each arm’s efficacy for the first 45 subjects.”

Mr. Klemp concluded, “Given the importance of this trial and its potential to drive future partnerships and value inflection points, we know there is a great focus on the timing of data unblinding. We are committed to frequent market updates to keep investors informed as visibility on more precise timing for unblinding becomes available.”

MIRACLE Trial Progress and Next Steps

The MIRACLE study (derived from Moleculin R/R AML AnnAraC Clinical Evaluation) is a Phase 2B/3, global multi-center, randomized, double-blind, placebo-controlled, adaptive designed clinical trial whereby data from the 2B (Part A) portion will be combined with the Phase 3 (Part B) portion for purposes of measuring its primary efficacy endpoint. Part A of the MIRACLE trial is designed to evaluate the effectiveness of Annamycin in two dosing arms (190 mg/m² and 230 mg/m²) in combination with cytarabine (also referred to as Ara-C) as compared to a control arm of cytarabine plus placebo. The protocol for the MIRACLE trial allows for the unblinding of preliminary primary efficacy data (Complete Remission or “CR”) and safety/tolerability of the three arms at 45 subjects in Part A, in addition to the conclusion of Part A (at 90 total subjects). The first early unblinding should yield approximately 30 subjects treated with Annamycin (190 mg/m2 and 230 mg/m2) in combination with cytarabine and 15 subjects treated with just cytarabine plus placebo.

The MIRACLE trial is being offered only to AML patients who have had a single prior induction therapy (2nd line patients or 2L). 49 subjects have provided consent to participate in this important investigation; however the number of subjects who have failed to qualify has been higher than expected, in large part because of a high number of applicants attempting to qualify who had more than one prior induction therapy. The Company views this as an indication of the significant unmet medical need among R/R AML patients.

The currently enrolled subjects, including those who have been treated but have not yet been evaluated for efficacy, are from sites across seven countries, providing a diverse base of subjects. 24 sites have had site initiation visits as the Company targets at least 30 sites for Part B. The Company is focused on improving recruitment in the US as recruitment in Europe has been robust to date.

The Company expects to reach the recruitment and treatment of the first 45 subjects in the first quarter of 2026. The unblinding of the first 45 subjects with efficacy data should occur in late Q2 2026, as the data are subject to final data entry, audit and subsequent data lock. As such, these preliminary data may differ from the final locked efficacy and safety results. The second group of 45 subjects in Part A are expected to be fully recruited in the third quarter of 2026 with unblinding expected in the second half of 2026. Recruitment of the second group of 45 subjects in Part A will continue uninterrupted while the first 45 subjects with efficacy are being unblinded. Unblinding for the full 90 subjects in Part A may require more time than for the first 45 as it involves more data to support the transition from Part A to Part B.

For more information about the MIRACLE trial, visit clinicaltrials.gov and reference identifier NCT06788756. Additionally, the clinical trial in the EU can be found on euclinicaltrials.eu and the reference identifier is 2024-518359-47-00.

Annamycin, also known by its non-proprietary name of naxtarubicin, currently has Fast Track Status and Orphan Drug Designation from the FDA for the treatment of relapsed or refractory acute myeloid leukemia, in addition to Orphan Drug Designation for the treatment of soft tissue sarcoma. Annamycin also benefits from composition of matter patent protection through 2040 with the potential to extend that protection as far as 2045. Furthermore, Annamycin has Orphan Drug Designation for the treatment of relapsed or refractory acute myeloid leukemia from the EMA.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin, is a next-generation highly efficacious and well tolerated anthracycline designed to avoid multidrug resistance mechanisms and to lack the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company has begun the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC (the combination of Annamycin and cytarabine, also referred to as “Ara-C”) and, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study remains subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin also has in its pipeline a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, statements regarding the progress and outcome of clinical trials, including the continued recruitment, treatment, and receipt of the unblinded data for the first 45 subjects of the MIRACLE clinical trial as described, the potential for regulatory approval for Annamycin, the timing of future milestones, and the Company's ability to secure necessary financing. Moleculin will require significant additional financing, for which the Company has no commitments, in order to conduct its clinical trials as described in this press release, and the milestones described in this press release assume the Company’s ability to secure such financing on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:
JTC Team, LLC

Jenene Thomas

(908) 824-0775

MBRX@jtcir.com